Exhibit 3.1

TIVITY HEALTH, INC.

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED BYLAWS

1.    Article III, Section 3.2 of Tivity Health, Inc.’s Second Amended and Restated Bylaws (the “Bylaws”) is hereby deleted in its entirety and the following Article III, Section 3.2 is hereby inserted in lieu thereof:

“3.2     Number; Term.

The Board of Directors shall consist of no fewer than five (5) nor more than twelve (12) members. The exact number of directors may be fixed, changed or determined from time to time by resolution of the Board of Directors; provided that the Board of Directors shall not take any actions to increase the size of the Board of Directors to a number greater than twelve (12) directors without the approval of stockholders of the Company that beneficially own a majority of the capital stock of the Company issued, outstanding and entitled to vote on such matters at the time of any such proposed increase. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.”

2.    Article X of the Bylaws is hereby deleted in its entirety and the following Article X is hereby inserted in lieu thereof:

“ARTICLE X.

AMENDMENT OF BYLAWS

These Bylaws may be altered, amended or repealed, and new Bylaws may be adopted at any meeting of the stockholders by the affirmative vote of a majority of the stock represented at such meeting, or by the affirmative vote of a majority of the members of the Board of Directors who are present at any regular or special meeting; provided that the Board of Directors shall not take any actions to increase the size of the Board of Directors to a number greater than twelve (12) directors without the approval of stockholders of the Company that beneficially own a majority of the capital stock of the Company issued, outstanding and entitled to vote on such matters at the time of any such proposed increase.”

3.    Except as otherwise set forth in this Amendment No. 1 to the Bylaws, all other terms and provisions of the Bylaws shall remain in full force and effect.